SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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APRIA HEALTHCARE GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APRIA HEALTHCARE GROUP INC.
26220 Enterprise Court
Lake Forest, California 92630
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 A.M. local time on Friday, April 21, 2006

PLACE	Apria Healthcare Group Inc. Building 26210 – Sawgrass Room 26220 Enterprise Court Lake Forest, California 92630

ITEMS OF BUSINESS	(1) To elect eight members of the Board of Directors, with such persons to hold office until the 2007 Annual Meeting of Stockholders or until their successors are elected and qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

(3)To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

RECORD DATE	You can vote if you were a stockholder of record on March 10, 2006.

ANNUAL REPORT	Our 2005 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	Shares represented by properly executed proxies will be voted in accordance with the specifications therein. Shares represented by proxies which do not contain directions to the contrary will be voted FOR the election of the Directors named in the attached Proxy Statement and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm.

LIST OF STOCKHOLDERS	A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the company, at 26220 Enterprise Court, Lake Forest, California 92630-8405, during the ten-day period preceding the Annual Meeting.

Lake Forest, California March 28, 2006	Robert S. Holcombe Executive Vice President, General Counsel and Secretary

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Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California 92630-8405
P R O X Y   S T A T E M E N T
SOLICITATION OF PROXIES
Solicitation by Board
     The accompanying proxy is being solicited by the Board of Directors of Apria Healthcare Group Inc. for use at Apria’s 2006 Annual Meeting of Stockholders to be held on April 21, 2006, at 8:00 A.M. local time, at Apria Healthcare Group Inc., Building 26210 – Sawgrass Room, 26220 Enterprise Court, Lake Forest, California 92630, and at any adjournment thereof.
     This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about March 28, 2006.
Expense of Solicitation
     The expense of soliciting proxies will be borne by Apria. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees may solicit proxies personally or by telephone or special letter without any additional compensation. Apria also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners.
Your Vote is Important
     No matter how many shares you owned on the record date, please indicate your voting instructions on the accompanying proxy card and sign, date and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense to the company of further solicitation, we ask for your cooperation in promptly mailing in your proxy card.
VOTING PROCEDURE AND TABULATION
Stockholders Entitled to Vote
     Holders of Apria common stock at the close of business on March 10, 2006, the record date with respect to this solicitation, are entitled to notice of and to vote at the Annual Meeting. Each stockholder of record is entitled to one vote per share. As of the record date 42,370,229 shares of the company’s common stock were outstanding (not including 16,965,185 treasury shares held by Apria). No shares of any other class of stock were outstanding.
Voting on Agenda Items/Right to Revoke Proxy
     All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If you sign your proxy card but do not indicate contrary voting instructions, the shares represented by the proxy will be voted “for” each of the nominees and the proposal to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered accounting firm (See “Election of Directors” and “Ratification of Appointment of Independent Accountants”). An executed proxy may be revoked at any time before its exercise by filing with Apria’s Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, in and of itself, cause your previously granted proxy to be revoked, unless you revoke it in writing and deliver the revocation to the Inspector of Election present at the meeting.

Voting on Other Matters
     If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will be entitled to vote on those matters for you. As of the date of mailing of this Proxy Statement, Apria was not aware of any other matters to be raised at the Annual Meeting.
Tabulation of Votes
     Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by Apria to act as Inspector of Election for the meeting.
Abstentions
     The Inspector of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Therefore, an abstention has the effect of a negative vote because it is disregarded in the calculation of “votes cast.”
Broker “Non-Votes”
     The Inspector of Election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Therefore broker non-votes will not affect the outcome of any matter voted on at the meeting.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following table sets forth information as of March 10, 2006, with respect to the beneficial ownership of Apria’s common stock by each person who is known by the company to beneficially own more than 5% of Apria’s common stock, each Director of the company, all past and present executive officers listed in the summary compensation table and all current Directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.
Security Ownership Table

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class

FMR Corp. (1)	5,056,314	11.23
Massachusetts Financial Services Company (2)	4,152,758	9.22
Goldman Sachs Asset Management, L.P. (3)	3,388,614	7.53
Barclays Global Investors, N.A. (4)	2,777,011	6.17
Morgan Stanley (5)	2,492,701	5.54
Lawrence M. Higby (6)	1,272,386	2.83
Lawrence A. Mastrovich (7)	557,000	1.24
David L. Goldsmith (8)	426,652		*
Amin I. Khalifa (9)	217,125		*
Daniel J. Starck (10)	132,666		*
Richard H. Koppes (11)	110,000		*
Philip R. Lochner, Jr. (12)	109,000		*
W. Jeffrey Ingram (13)	60,000		*
Anthony S. Domenico (14)	60,000		*
I. T. Corley (15)	44,000		*
Vicente Anido, Jr. (16)	43,000		*
Terry P. Bayer	0	0
All current Directors and executive officers as a group (11 persons) (17)	2,971,829	6.60

*	Less than 1%

(1)	According to Amendment No. 1 to Schedule 13G, filed as of February 14, 2006 with the Securities and Exchange Commission, FMR Corp., a parent holding company in accordance with 17 C.F.R. Section 240.13d-1(b)(ii)(G), has sole dispositive power as to 5,056,314 shares and sole voting power as to 376,550 shares. The mailing address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)	According to a Schedule 13G, filed as of February 8, 2005 with the Securities and Exchange Commission, Massachusetts Financial Services Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power as to 4,152,758 shares and voting power as to 3,995,248 shares. The mailing address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

(3)	According to a Schedule 13G, filed as of February 1, 2006 with the Securities and Exchange Commission, Goldman Sachs Asset Management, L.P., an investment advisor in accordance with Rule 13d-1(b) (1) (ii) (E) of the Securities Exchange Act of 1934, has sole dispositive power as to 3,388,614 shares and sole voting power as to 3,363,835 shares. The mailing address for Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005.

(4)	According to a Schedule 13G, filed as of February 8, 2002 with the Securities and Exchange Commission, Barclays Global Investors, N.A. (“BGINA”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, has sole dispositive power as to 2,429,477 shares and sole voting power as to 2,360,265 shares. In addition, BGINA’s sister company, Barclays Global Investors, LTD (“BGILTD”) holds 4,230 of the shares directly and has sole dispositive and voting power as to those shares. The balance of the shares included in the Schedule is held by BGINA’s subsidiary, Barclays Global Fund Advisors (“BGF”), which has sole voting and dispositive power as to 343,304 shares. The mailing address for BGINA, BGILTD and BGF is 45 Fremont Street, San Francisco, CA 94105.

(5)	According to a Schedule 13G, dated February 15, 2006, filed with the Securities and Exchange Commission, Morgan Stanley, a parent holding company, in accordance with 17 C.F.R. Section 240.13-d(1)(b)(1)(ii)(G), has sole dispositive power as to 2,354,708 shares and sole voting power as to 2,354,708 shares. The balance of the shares is held beneficially by one of its business units. The mailing address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(6)	Includes 1,238,786 shares subject to options and restricted stock purchase rights that are currently exercisable.

(7)	Includes 557,000 shares subject to options and restricted stock purchase rights that are currently exercisable.

(8)	Includes 307,986 shares held in a revocable family trust as to which Mr. Goldsmith has dispositive power, 5,000 shares of restricted stock which will vest on the date of Apria’s 2006 Annual Meeting of Stockholders, and 113,666 shares subject to options that are currently exercisable.

(9)	Includes 5,000 shares held in a shared trust with Mr. Khalifa’s spouse and 212,125 shares subject to options and restricted stock purchase rights that are currently exercisable.

(10)	Includes 132,666 shares subject to options and restricted stock purchase rights that are currently exercisable.

(11)	Includes 3,000 shares of restricted stock which will vest on the date of Apria’s 2006 Annual Meeting of Stockholders and 98,000 shares subject to options that are currently exercisable.

(12)	Includes 2,000 shares owned by Mr. Lochner’s spouse, 3,000 shares of restricted stock which will vest on the date of Apria’s 2006 Annual Meeting of Stockholders and 98,000 shares subject to options that are currently exercisable.

(13)	Includes 65,000 shares subject to options that are currently exercisable.

(14)	Includes 60,000 shares subject to options that are currently exercisable.

(15)	Includes 8,000 shares held in a brokerage account jointly with Mr. Corley’s spouse, 3,000 shares of restricted stock which will vest on the date of Apria’s 2006 Annual Meeting of Stockholders and 33,000 shares subject to options that are currently exercisable.

(16)	Includes 3,000 shares of restricted stock which will vest on the date of Apria’s 2006 Annual Meeting of Stockholders and 33,000 shares subject to options that are currently exercisable.

(17)	Includes 312,986 shares owned by certain trusts. Also includes 17,000 shares of restricted stock which will vest on the date of Apria’s 2006 Annual Meeting of Stockholders and 2,576,243 shares subject to options that are currently exercisable.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Composition of Board
     Apria’s Board of Directors consists of such number of Directors as may be determined by the Board of Directors from time to time. The Board of Directors currently consists of seven Directors who have been nominated for reelection and one additional nominee. All of the nominees have been nominated to serve as Directors for a term of one year or until the election and qualification of their successors.
Directors’ Fees
     All Directors of Apria are reimbursed for their out-of-pocket expenses incurred in connection with attending Board and related committee meetings. The non-employee Directors also receive additional compensation in the form of cash payments, stock option grants and grants of restricted stock. During 2005, each non-employee Director received an annual retainer of $30,000 and meeting fees of $1,000 per Board or committee meeting attended at which action was taken. Each non-employee Director who chaired a committee of the Board also received an additional $10,000 annual retainer (for a total retainer of $40,000).
     It is expected that the Board will continue Apria’s practice of annual stock option grants and/or restricted stock grants to non-employee Directors who are elected or reelected, as the case may be, as Directors at the Annual Meeting. During 2005 each Director, other than the Chairman, received options to purchase 6,000 shares at an exercise price of $31.50 per share and 3,000 shares of restricted stock vesting approximately one year from the date of grant. The Chairman received options to purchase 10,000 shares and 5,000 shares of restricted stock, all of which were granted on the same terms as those granted to the other non-employee Directors. While it is generally expected that the 2006 grants will be comparable to the 2005 stock option and restricted stock grants to non-employee Directors discussed above, the grants are discretionary in nature and the Board has not yet established any specific future awards or award grant levels.
     The Board has also implemented a deferred compensation plan that allows Directors to defer payment, until they no longer serve on the Board or some other specified date, of all or a portion of the cash compensation that they would otherwise have become entitled to receive.
Committees and Meetings of the Board of Directors
     Standing committees of Apria’s Board of Directors include a Corporate Governance and Nominating Committee, an Audit Committee, a Compliance Committee and a Compensation Committee. Each committee has adopted a written charter which is posted on Apria’s website (www.apria.com) by following the links to “About Apria,” “Investor Relations” and “Corporate Governance.” All members of each committee are “independent” as independence is defined under the New York Stock Exchange Listing Standards. The Board of Directors held ten meetings during the 2005 fiscal year. All Directors attended at least 75% of the aggregate of all Board meetings and applicable committee meetings held during 2005. The company encourages Directors to attend the Annual Meeting of Stockholders and all Directors were in attendance at Apria’s 2005 Annual Meeting, except Ms. Beverly Thomas who retired from the Board of Directors at such meeting.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, succession planning and the nomination and evaluation of Directors. The Committee also reviews and assesses the effectiveness of the Board’s Guidelines on Corporate Governance and recommends to the Board proposed revisions thereto. Currently, the Corporate Governance and Nominating Committee consists of Messrs. Anido (Chairman) and Koppes.
     As reflected in the Charter of the Corporate Governance and Nominating Committee, factors considered by the Committee in the appointment of Director nominees are those it may deem appropriate, consistent with the qualities listed in the Corporate Governance Guidelines, and may include judgment, skill, integrity, diversity, experience with businesses and organizations comparable to Apria, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. The Committee usually uses a search firm to identify potential nominees, but the Board and Committee also give consideration to individuals identified by stockholders, management and members of the Board. Apria’s Corporate Governance Guidelines are included in this Proxy Statement and may also be found on Apria’s website (www.apria.com) by following the links to “About Apria,” “Investor Relations” and “Corporate Governance.”
     Apria has enacted a Policy Regarding Alternative Director Nominations by Stockholders (the “Policy”). The following summary of the Policy is qualified in its entirety by the full text of the Policy, which appears on the company’s website (www.apria.com) by following the links to “About Apria,” “Investor Relations” and “Corporate Governance.” The Policy requires the inclusion in Apria’s proxy materials of information concerning candidates for the Board of Directors, in addition to those recommended by the existing Board, and is intended to facilitate the ability of stockholders to choose freely among competing candidates who may be proposed by stockholders who have a significant, long-term interest in Apria’s success.
     The Policy allows one or more stockholders who own beneficially at least 5% of Apria’s common stock as of the record date of the applicable Annual Meeting, and who have maintained that ownership level for at least two years, to submit nominations for the Board of Directors and to require the inclusion of information concerning their nominees in Apria’s proxy materials. A maximum of two stockholder nominations are permitted for each individual Board seat.
     Each eligible stockholder or group of stockholders may nominate up to two candidates per election. The stockholder(s) must specify which incumbent Director’s seat is being challenged and must also submit a signed statement acknowledging that the nominee(s) will lawfully represent all of Apria’s stockholders, that the nominee(s) will comply with all applicable policies and standards of conduct, and that the nominating stockholder(s) will satisfy the 5% beneficial ownership threshold as of the date of the applicable Annual Meeting as well.
     The Corporate Governance and Nominating Committee of the Board of Directors has the power to adopt rules and procedures deemed appropriate to implement and interpret the Policy. The Corporate Governance and Nominating Committee will also consider whether to include any stockholder nominee as one of the company’s slate of nominees.
     No Director nominations by stockholders have been received to date.
     The Corporate Governance and Nominating Committee met on four occasions during 2005.
     Audit Committee. The Audit Committee is appointed by the Board of Directors to represent and assist the Board with oversight of, among other things, (1) the integrity of the financial statements and internal controls of the company, (2) the outside auditors’ independence and qualifications and (3) the performance of Apria’s internal and external audit functions. The Committee currently consists of Messrs. Corley (Chairman), Goldsmith and Lochner. The Board of Directors has determined that each member serving on the Audit Committee is “independent” as independence is defined under the New York Stock Exchange Listing Standards and that two of the members qualify as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission in Item 401(h) of Regulation S-K. The Committee met on nine occasions during 2005. Those meetings included separate sessions with the company’s independent auditors, the company’s internal auditor and its general counsel, without other members of management present.
     Compliance Committee. The Compliance Committee exercises oversight responsibility with respect to the company’s regulatory compliance programs, monitors certain aspects of those programs and reports to the Board regarding the same. Currently, the Committee consists of Messrs. Koppes (Chairman), Corley and Goldsmith. The Committee met on four occasions during 2005. Two of those meetings included separate sessions with the company’s compliance officer, without other members of management present.
     Compensation Committee. The Compensation Committee conducts an annual performance review of Apria’s senior management and establishes their salaries, bonuses and long-term incentive awards. Currently, the Compensation Committee consists of Messrs. Lochner (Chairman) and Anido. The Committee met on four occasions during 2005.

Director Independence
     Apria’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent Directors. For a Director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a Director has no direct or indirect material relationship with Apria. Through Apria’s Corporate Governance Guidelines, the Board has adopted the independence tests specified by the New York Stock Exchange in Rule 303A.02 of its Listed Company Manual as categorical standards to assist it in making determinations regarding independence. These “independence tests” are attached to this Proxy Statement as Exhibit A. The standards so adopted specify the criteria by which the independence of Apria’s Directors will be determined, including any past employment or affiliation with Apria or Apria’s independent registered public accounting firm by a Director or any member of the Director’s immediate family. After considering written certifications received from each nominee to the Board of Directors regarding the absence of the relationships referenced in the standards, as well as the absence of certain other charitable, commercial and familial relationships which might affect their independence from the company, the Board has determined that Vicente Anido, Jr., Terry P. Bayer, I.T. Corley, David L. Goldsmith, Richard H. Koppes, Philip R. Lochner, Jr. and Mahvash Yazdi are each independent.
Stockholder Communications to the Board of Directors
     Stockholders may send communications to Apria’s Board of Directors through Apria’s Investor Relations Department on Apria’s website (www.apria.com) by following the links to “About Apria,” “Investor Relations” and “Information Request” or by e-mailing Investor_Relations@apria. com. Communications may also be sent by mail to Apria’s Investor Relations Department or its Corporate Secretary at 26220 Enterprise Court, Lake Forest, California 92630-8405. Any communications should be addressed to the attention of the Board as a whole or to specific Board members.
     Stockholders desiring to limit or direct their communications only to non-management Directors, or to the Board’s Chairman in his capacity as Presiding Director at meetings of non-management Directors, should so indicate in the communication and direct the communication to the non-management Directors as a group or the Chairman of the Board.

GOVERNANCE OF THE COMPANY

Our Code of Ethical Business Conduct
     Apria has adopted a Code of Ethical Business Conduct which applies to all of its employees, officers and Directors, including, but not limited to, the Chief Executive Officer, the Chief Financial Officer, the President and Chief Operating Officer and other senior financial officers. Should Apria grant any amendment to, or a waiver from, a provision of the Code that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, such amendment or waiver will be disclosed on Apria’s website (www.apria.com). The current version of the Code may be found on Apria’s website by following the links to “About Apria,” “Investor Relations” and “Corporate Governance.”

Our Corporate Governance Guidelines
Apria’s Board of Directors has adopted the following Corporate Governance Guidelines:
Board Mission and Responsibilities
     Mission Statement. The company’s primary objective is to maximize stockholder value over the long term while adhering to the laws of the jurisdictions within which it operates and observing high ethical standards.
     Corporate Authority and Responsibility. All corporate authority resides in the Board of Directors as fiduciaries on behalf of the stockholders. The Board delegates authority to management to pursue the company’s mission. Management, not the Board, is responsible for managing the company. The Board retains responsibility to recommend candidates to the stockholders for election to the Board of Directors. The Board also retains responsibility, among other things, for selection and evaluation of the Chief Executive Officer, oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.
Board Operations
     Board Agenda. The Chairman of the Board in coordination with the Chief Executive Officer shall set the agenda for each Board meeting, taking into account suggestions from members of the Board.
     Strategic Planning. The Board shall hold an annual strategic planning session. The timing and agenda for this meeting are to be suggested by the Chief Executive Officer.
     Independent Advice. The Board or any committee may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the Chief Executive Officer and the Chairman of the Board.
     Access to Top Management. Board members are free to contact members of senior management and are encouraged to coordinate their contacts through the Chief Executive Officer. Additionally, regular attendance and participation in Board meetings by senior management is encouraged as appropriate.
     Executive Meetings of Independent Directors. An executive meeting of independent Directors shall be held during each Board meeting. The Chairman shall lead these sessions.
     Educational Programs. Within two years of first becoming a Director, each Director should attend, at the company’s cost, an accredited one or two-day educational program for Directors. Following this initial education, each Director should attend one additional educational program in each five-year period of service on the company’s Board.
     Board Evaluation. The Corporate Governance and Nominating Committee shall be responsible for evaluating Directors as part of its process for recommending Director nominees to the Board. The Corporate Governance and Nominating Committee shall be responsible for coordinating an annual evaluation by the Directors of the Board’s performance and procedures.
     Written Guidelines and Policies. The Board shall maintain written corporate governance guidelines and operational policies which will be reviewed annually by the Corporate Governance and Nominating Committee.

Our Corporate Governance Guidelines (continued)
Board Structure
     Positions of Chairman and Chief Executive Officer. The positions of Chairman and Chief Executive Officer shall be filled by separate persons and the Chairman shall be an Independent Director.
     Board Composition. Independent Directors shall constitute a substantial majority of the Board.
     Number of Directors. The Board shall assess its size from time to time. It is the Board’s philosophy that smaller Boards are most effective.
     Committees. The standing Board committees shall be the Audit Committee, the Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. All standing committees shall be made up of Independent Directors. Each standing committee shall maintain a written charter approved by the Board. Committee actions shall be promptly reported to the Board. A Director may attend any Board committee meeting. The Chairman shall recommend periodic rotation of Committee assignments.
     Independent Directors. “Independent Director” means a Director that meets the definition of “independent director” as that term is defined by the New York Stock Exchange pursuant to Section 303A(2) of the New York Stock Exchange Listing Standards, and, in the case of the Audit Committee, a Director that meets the audit committee member independence requirements established by the Securities and Exchange Commission pursuant to Section 301 of the Sarbanes-Oxley Act of 2002.
Directors
     Nominees for Election to the Board. The Corporate Governance and Nominating Committee shall recommend nominees to the full Board for annual elections of Directors. The Committee shall welcome input from all Directors and stockholders.
     Retirement. Retirement age shall be 72. Directors shall submit their resignation effective at the Annual Meeting immediately preceding their 72nd birthday.
     Changes in Professional Responsibility. The Board shall consider whether a change in an individual’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill Directorship obligations. To facilitate the Board’s consideration, the Chief Executive Officer and other employee Directors shall submit a resignation as a matter of course upon retirement, resignation or other significant change in professional roles.
     Director Compensation and Stock Ownership. From time to time, the compensation of Directors shall be reviewed by the Compensation Committee, which shall make recommendations to the full Board. The Board’s philosophy is that a substantial portion of Director compensation shall be equity-based.
     Chief Executive Officer Evaluation. The Compensation Committee shall be responsible for coordinating an annual evaluation of the Chief Executive Officer by the Independent Directors. The Independent Directors will also determine guidance for the Compensation Committee with respect to the Chief Executive Officer’s compensation. The Chairman of the Compensation Committee shall be the liaison with the Chief Executive Officer.
     Management Succession. The Board, with the assistance of the Corporate Governance and Nominating Committee, shall coordinate with the Chief Executive Officer to seek to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The Chief Executive Officer shall report to the Board annually about development of senior management personnel and succession plans, which shall be approved by the Board.
     Outside Board Memberships. The Chief Executive Officer and other members of senior management shall seek the approval of the Board before accepting outside board memberships, and the Board generally discourages more than one corporate board and one charitable board membership.
     Stock Ownership Requirements. Each Independent Director shall adhere to the Stock Ownership Requirements for Directors, as promulgated by the Board.

REPORT OF THE AUDIT COMMITTEE
To: The Board of Directors
     The Audit Committee of the Board of Directors of the company reviews the company’s financial reporting process on behalf of the Board. Management of the company has the primary responsibility for the financial statements and the reporting process of the company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the company’s financial statements have been prepared in accordance with generally accepted accounting principles.
     The Audit Committee is responsible for the appointment and oversight of the company’s independent registered public accounting firm, Deloitte & Touche LLP, and for approving the auditors’ compensation. The independent registered public accounting firm reports directly to the Audit Committee and is responsible for (i) auditing the company’s financial statements; (ii) expressing an opinion on the conformity of such audited financial statements to generally accepted accounting principles; and (iii) auditing management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the effectiveness of those internal controls.
     Two members of the Audit Committee, I.T. Corley and David L. Goldsmith, qualify as “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission in Item 401(h) of Regulation S-K. All members of the Audit Committee are “independent” in accordance with the standards for audit committee member “independence” established by the New York Stock Exchange as well as the Securities and Exchange Commission. However, the members of the Audit Committee are not professionally engaged in, and are not experts in, auditing or accounting.
     Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the company’s auditors. Accordingly, the Audit Committee’s review does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s activities do not assure that the audit of the company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the company’s independent registered public accounting firm is in fact independent.
     In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and the company’s auditors. The Audit Committee has discussed with the company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the company’s auditors the written disclosures and the letter such auditors have represented are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the company and its management. In this connection, the Audit Committee has considered whether such auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.
     In reliance on the reviews and discussions referred to above, and subject to the limitations set forth above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
Date: March 21, 2006
THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
I.T. Corley (Chairman)
David L. Goldsmith
Philip R. Lochner, Jr.

REPORT OF THE COMPENSATION COMMITTEE
To: The Board of Directors
     The Compensation Committee oversees Apria’s overall compensation program for its senior management. In addition, the Compensation Committee evaluates the performance and specifically establishes the compensation of the Chief Executive Officer. The Compensation Committee is comprised entirely of independent Directors who are not officers or employees of Apria.
Compensation Philosophy and Program for Senior Management
     During 2005, Apria’s compensation program for executive officers was designed to:
•	reward each member of senior management for the company’s financial performance;
•	attract and retain individuals who are capable of leading the company in achieving its business objectives in an industry characterized by competitiveness, growth and a challenging business environment; and
•	provide substantial alignment of management’s interest with the long-term interest of stockholders by requiring ownership of Apria’s stock by executive officers.
     The Committee believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be largely contingent upon, the financial success of the company. As discussed below, the program consists of, and is intended to strike a balance among, three elements:
•	Salaries. Salary for the Chief Executive Officer is based principally on the Committee’s evaluation of individual job performance, company performance and an assessment of the salaries and total compensation mix paid by other similar companies to executive officers holding approximately equivalent positions. The salaries for all other executive officers are approved by the Compensation Committee pursuant to recommendations made by the Chief Executive Officer on the basis of similar criteria.
•	Executive Bonuses. Executive bonuses are primarily based on an evaluation of company performance against quantitative one-year financial goals, such as revenues and earnings. Progress toward specific individual objectives is also considered. Because publication of sensitive and proprietary quantifiable targets and other specific goals for the company and its executive officers could place the company at a competitive disadvantage, it has not been the company’s practice to disclose the specific financial performance target levels set forth in its incentive compensation plans.
•	Long-term Incentive Compensation. Long-term incentive awards such as stock options, restricted stock purchase rights and grants of restricted stock are designed to insure that incentive compensation is linked to the long-term performance of Apria and its common stock
Stock Ownership Requirements
     The Board of Directors has established Stock Ownership Requirements for all members of senior management. Under the Requirements, each senior officer must, over a period of five years, acquire and hold shares of Apria common stock with a total value equivalent to a target level of ownership. The targets range from one-and-one-half to three times base salary, depending on the officer’s position.
Compensation Survey
     The Committee periodically engages the services of an outside compensation and benefits consulting company to conduct a survey and review of the company’s salaries, bonus payments and stock incentive awards for executive officers compared to a peer group of the company’s competitors. Based on the consultant’s most recent analysis in February 2006, it appears that the levels of executive compensation provided during 2005 were generally competitive with the compensation levels offered by the company’s peer group.
Factors Affecting the Evaluation of Executive Performance for 2005
     Members of senior management were and continue to be evaluated in light of their contributions toward achievement of the financial and operating objectives established by the Chief Executive Officer and the Board. Future compensation for senior management will continue to be based in large part on the company’s ability to effectively develop and implement strategies that enable Apria to achieve those objectives and enhance stockholder value.
2005 Total Compensation for the Chief Executive Officer
     Lawrence M. Higby. For 2005, the Committee designed a compensation plan for Mr. Higby which was consistent with that provided to the company’s other executive officers. The Committee did not rely entirely on predetermined formulas or a limited set of criteria when it evaluated Mr. Higby’s performance. In addition to the other criteria discussed below, the Committee considered management’s overall accomplishments, Mr. Higby’s individual accomplishments, and the company’s financial performance.
     Mr. Higby’s cash compensation package included a competitive salary with the potential of significant bonus plan compensation in the event the company performed well under his leadership. For 2005, Mr. Higby’s annual salary level as Chief Executive Officer was $734,000. Mr. Higby did not receive any bonus compensation for 2005 because the company did not achieve certain financial objectives related to earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share and net revenue. Mr. Higby’s long-term compensation package for 2005 consisted of options to purchase 100,000 shares of Apria common stock at an exercise price of $33.40 per share, vesting in three equal annual installments, and 80,000 shares of restricted stock subject to time-based vesting over seven years, which may be accelerated in the event the company achieves certain predetermined performance targets. For 2006, Mr. Higby will not receive a salary increase. As an executive officer, Mr. Higby is subject to the Stock Ownership Requirements with a target ownership level equal to three times his base salary.
Executive Officer Salaries
     In setting salaries, the first element of the executive compensation program, the Committee did not use a predetermined formula. Instead, the 2005 salaries of the Chief Executive Officer and the other executive officers were principally based on the Committee’s evaluation of individual job performance and a consideration of salaries paid by similar companies to executive officers holding approximately equivalent positions, as determined by the Committee’s independent compensation consultant.
     The amounts received by Mr. Higby and the other executive officers as salary in 2005 are shown in the “Salary” column of the Summary Compensation Table. The Committee felt the salaries were justified in light of the factors mentioned above.
Executive Officer Bonuses
     All executive officers had the potential to receive bonuses under the 2005 Executive Bonus Plan, a plan adopted to provide certain members of senior management with significant bonus compensation (up to the full amount of each officer’s salary) upon the achievement of improved financial and operating performance levels for the 2005 fiscal year and the achievement of key individual performance objectives by the executives.
     Because the targeted levels of company financial performance, as well as many of the individual objectives established in the 2005 Executive Bonus Plan, were not achieved, no bonus payments were made to Mr. Higby or the other executive officers of the company.
Executive Officer Long-Term Incentive Compensation
     The company provides long-term compensation to senior management under the company’s 2003 Performance Incentive Plan. The performance incentive plan provides the company with the ability to reward key employees, including executive officers, with options to purchase shares of common stock, as well as other equity grants such as shares of restricted stock subject to time-based vesting which may be accelerated if the company’s financial performance meets certain targets.
     The value of stock options is tied to the future performance of the company’s common stock and provides value to the recipient only when the price of the company’s common stock increases above the option grant price.
     Performance-based grants of restricted stock provide value to the recipient only if the performance targets are met.
     Mr. Higby and the other executive officers received stock options and grants of restricted stock as a part of their 2005 compensation, as shown in the

“Options Granted” column of the Summary Compensation Table.
     On November 30, 2005, the Committee approved a resolution accelerating the vesting of all outstanding employee stock options with an exercise price greater than $26.00 per share. The market price of the company’s common stock on that date was $24.46 per share, so none of the accelerated options had any current economic value to the option holders. As a result of this action, options to purchase approximately 863,227 shares of Apria common stock (18.6% of the total outstanding options on November 30, 2005) became immediately exercisable, including an aggregate of 456,545 options held by the executive officers. The decision to accelerate vesting of these “underwater” stock options was made to eliminate the compensation expense that Apria would have otherwise recognized in its Consolidated Statements of Income with respect to these options in connection with the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), which was effective January 1, 2006. SFAS 123R generally requires that all stock options and other share-based payments to employees be recognized as an expense at the time of vesting. More than half of the options that were accelerated on November 30, 2005 would have vested according to their terms during 2006 and more than 77% would have vested by February 2007. More than 95% of the accelerated options had an exercise price of $30.20 or greater. As a result of the acceleration, Apria expects to reduce its future share-based compensation expense by approximately $7.6 million.
Tax Treatment of Stock Options and Restricted Stock Purchase Rights
     The Compensation Committee has considered the anticipated tax treatment to the company regarding the compensation and benefits paid to the executive officers of the company in light of the enactment of Section 162(m) of the United States Internal Revenue Code. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the company with a compensation package which will preserve the deductibility of such payments for the company to the greatest extent possible. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. In addition, in order to attract and retain qualified management personnel, it has sometimes proven necessary to grant certain long-term incentives that may not be deductible under Section 162(m) of the Code.
Date: March 21, 2006
THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Philip R. Lochner (Chairman)
Vicente Anido

ELECTION OF DIRECTORS
Nominees for Election to Board
     The nominees for election are Vicente Anido, Jr., Terry P. Bayer, I.T. Corley, David L. Goldsmith, Lawrence M. Higby, Richard H. Koppes, Philip R. Lochner, Jr. and Mahvash Yazdi. All of the nominees are currently serving on the Board of Directors except Ms. Yazdi, who is standing for election for the first time at the 2006 Annual Meeting. If elected, each nominee will serve for one year or until the election and qualification of successors.
     If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of Directors.
Vote Required for Election of Directors
     For the purpose of electing Directors, each stockholder is entitled to one vote for each Director to be elected for each share of common stock owned. The eight candidates receiving the highest number of votes will be elected.
     The accompanying proxies solicited by the Board of Directors will be voted “for” the election of the nominees unless the proxy card is marked to withhold authority to vote for any nominee.
     The Board of Directors unanimously recommends that you vote “for” each of the nominees.
Nominees and Directors
     Set forth in the table below are the names, ages and past and present positions of the persons serving as Apria’s Directors as of March 10, 2006, as well as Ms. Yazdi, who is also a nominee for election to Apria’s Board of Directors. The term of each Director expires at the 2006 Annual Meeting.

		Director
Name and Age	Business Experience and Directorships	Since
David L. Goldsmith, 57	Mr. Goldsmith was elected as Chairman of the Board of Directors of Apria in February 2005, with his appointment becoming effective immediately following the 2005 Annual Meeting of Stockholders. A private investor since 2004, Mr. Goldsmith previously served as Managing Director of RS Investment Management, an investment management firm, from 1999 to 2003. He served as Managing Director of Robertson, Stephens Investment Management, an investment management firm, from 1998 to 1999. Mr. Goldsmith is a Director of Endocare, Inc.	1987

Vicente Anido, Jr., 53	President, Chief Executive Officer and a Director of ISTA Pharmaceuticals, Inc., an ophthalmic pharmaceuticals company, since December 2001. He previously served as General Partner of Windamere Venture Partners, a venture capital group, from 2000 to 2002. From 1996 to 1999 he served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company.	2002

Terry P. Bayer, 55	Chief Operating Officer at Molina Healthcare, Inc., a multi-state managed care organization, since 2004. Ms. Bayer served as President of AccentCare West, an operator of skilled and unskilled home healthcare operations, from 2002 to 2004 and as President and Chief Operating Officer of Praxis (Sechrist) Clinical Services, an operator of outpatient wound centers, from 1997 to 2002. Ms. Bayer was Executive Vice President of Matria Healthcare, a provider of comprehensive health enhancement programs to health plans and employers, from 1996 to 1997. She was President of Matryx Health Partners, a division of Tokos Medical Corporation, and then President of Tokos itself, a national women’s healthcare company specializing in maternity management programs, from 1994 to 1996.	March 2006

		Director
Name and Age	Business Experience and Directorships	Since
I.T. Corley, 60	President, Chief Executive Officer and Director of SMI Group Holdings, Inc., a large, privately-owned glass recycler, and predecessor companies since September 1995. Mr. Corley previously served as the Chief Financial Officer, Chief Operating Officer and a Director of Allwaste, Inc., from 1990 to 1995. He is a Certified Public Accountant and former Partner with Arthur Andersen, LLP.	2003

Lawrence M. Higby, 60	Chief Executive Officer and a Director of Apria. From 1997 until his appointment as Chief Executive Officer in February 2002, Mr. Higby served as Apria’s President and Chief Operating Officer. After his appointment as Chief Executive Officer until August 2004, Mr. Higby continued serving as Apria’s President. Mr. Higby also served as Apria’s Chief Executive Officer on an interim basis from January through May 1998. Prior to joining Apria, Mr. Higby served as President and Chief Operating Officer of Unocal’s 76 Products Company and Group Vice President of Unocal Corporation from 1994 to 1997. From 1986 to 1994, Mr. Higby held various positions with the Times Mirror Company, including serving as Executive Vice President, Marketing of the Los Angeles Times and Chairman of the Orange County Edition. In 1986 Mr. Higby served as President and Chief Operating Officer of America’s Pharmacy, Inc., a division of Caremark, Inc. Mr. Higby is also a Director of William Lyon Homes, Inc. and the Automobile Club of Southern California.	2002

Richard H. Koppes, 59	Of Counsel to Jones Day, a law firm, and a Co-Director of Executive Education Programs at Stanford University School of Law. He is a member of the Board of Directors of Valeant Pharmaceuticals International. He is also a Director of the Investor Responsibility Research Center and the International Corporate Governance Network. He served as a principal of American Partners Capital Group, a venture capital and consulting firm, from 1996 to 1998. From 1986 to 1996, Mr. Koppes held several positions with the California Public Employees’ Retirement System, including General Counsel, Interim Chief Executive Officer and Deputy Executive Officer. Mr. Koppes was also a Director of Mercy Healthcare, Sacramento, a non-profit hospital system, from 1994 to 2001 and General Counsel of the California State Department of Health Services from 1977 to 1986.	1998

Philip R. Lochner, Jr., 63	Senior Vice President – Chief Administrative Officer of Time Warner Inc. from 1991 to 1998. From March 1990 to June 1991 Mr. Lochner was a Commissioner of the Securities and Exchange Commission. He is a Trustee of The Canterbury School. He is also a Director of Adelphia Communications Corporation, CLARCOR, Inc., GTECH Holdings Corp., Solutia Inc. and CMS Energy.	1998

Mahvash Yazdi, 54	Senior Vice President, Business Integration and Chief Information Officer of Edison International, a global energy services company, since 1997. From 1980 to 1997, Ms. Yazdi held several positions, including Vice President and Chief Information Officer from 1994 to 1997, at Hughes Aircraft Company, a global defense-electronics company.	N/A

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Deloitte & Touche LLP
     In recognition of the important role of independent accountants, the Board of Directors has determined that its appointment of an independent registered public accounting firm for the company should be submitted to the stockholders of the company for ratification. The Board of Directors has selected Deloitte & Touche LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to ratification by the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. In the event that the stockholders do not approve Deloitte & Touche LLP as the company’s independent registered public accounting firm, the appointment of another independent registered public accounting firm will be considered by the Board of Directors. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.
Vote Required for Ratification
     Ratification of the appointment of independent accountants requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting, assuming the presence of a quorum. Each share of common stock is entitled to one vote. The accompanying proxies solicited by the Board of Directors will be voted “for” ratification of the appointment of the named accountants unless the proxy card is marked otherwise.
     The Board of Directors unanimously recommends that you vote “for” the proposal.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Executive Compensation
     The following table sets forth all compensation for the 2005, 2004, and 2003 fiscal years paid to or earned by the company’s Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers as of the end of the 2005 fiscal year (collectively, the “Named Executive Officers”), as well as Anthony S. Domenico, who was an executive officer until November 28, 2005.
Summary Compensation Table

				Long-term				All Other
		Annual Compensation		Compensation				Compensation
				Options		Restricted
		Salary (1)	Bonus	Granted (2)		Stock Awards
Name	Year	($)	($)	(#)		(#)		($)
Lawrence M. Higby	2005	743,009	0	100,000	(3)	80,000	(4)	75,688	(5)
Chief Executive Officer	2004	724,632	592,620	214,000		0		6,500	(6)
	2003	687,479	700,000	464,000		0		254,547	(7)

Lawrence A. Mastrovich	2005	508,391	0	75,000	(3)	40,000	(4)	32,270	(9)
President and	2004	480,742	390,000	123,000		0		6,500	(6)
Chief Operating Officer (8)	2003	438,214	450,000	227,000		0		4,009	(6)

Amin I. Khalifa	2005	336,475	0	50,000	(3)	20,000	(4)	12,082	(11)
Executive Vice President,	2004	328,517	235,060	98,000		0		2,635	(6)
Chief Financial Officer (10)	2003	78,750	78,750	100,625		0		2,536	(6)

W. Jeffrey Ingram	2005	187,895	0	15,000	(3)	0		3,668	(6)
Executive Vice President,	2004	157,118	58,905	20,000		0		3,367	(6)
Sales (12)	2003	144,163	41,083	15,000		0		5,187	(13)

Daniel J. Starck	2005	253,425	0	20,000	(3)	10,000	(4)	12,598	(15)
Executive Vice President,	2004	240,705	179,305	40,000		0		98,870	(16)
Customer Services (14)	2003	194,145	134,550	58,000		0		49,686	(17)

Anthony S. Domenico	2005	268,515	0	20,000	(3)	10,000	(4)	28,119	(19)
Executive Vice President,	2004	261,800	173,400	40,000		0		6,500	(6)
Sales (18)	2003	251,664	250,000	53,000		0		4,009	(6)

(1)	These amounts include an automobile allowance which is paid as salary. Salary is paid on the basis of bi-weekly pay periods, with payment for each period being made during the week following its termination. Due to the fact that some years contain payment dates for pay periods which begin or end in other years, amounts reported as salary paid for a particular year may vary slightly from the actual amounts of the salaries of the executive officers.

(2)	Includes both options and restricted stock purchase rights, which are similar to options but have an exercise price equal to 25% of the fair market value of a share of the company’s common stock at the time of grant.

(3)	Includes stock option grants made on December 30, 2004, as compensation for the 2005 fiscal year. Pursuant to the terms of the applicable stock option and restricted stock purchase right award agreements between the company and Mr. Domenico, (i) the vested portion of the options and restricted stock purchase rights granted to him in 2003, 2004, and 2005 will terminate on April 3, 2006 and (ii) the unvested portion of such options and restricted stock purchase rights terminated on January 3, 2006, the last day of his employment with the company.

(4)	Includes restricted stock awards made on December 30, 2004, as compensation for the 2005 fiscal year. Pursuant to the terms of the applicable restricted stock award agreement between the company and Mr. Domenico, the grant of 10,000 restricted stock units to Mr. Domenico was cancelled upon termination of his employment with the company on January 3, 2006.

(5)	$3,668 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Higby, $55,063 in net proceeds from the exercise of employee stock options and $16,957 in transportation-related payments.

(6)	Annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual.

(7)	$4,009 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Higby and $250,538 in net proceeds from the exercise of employee stock options.

(8)	Mr. Mastrovich has served as the company’s Chief Operating Officer since April 4, 2002. He was appointed to the additional office of President in July 2004.

(9)	$3,668 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Mastrovich and $28,602 in transportation-related payments.

(10)	Mr. Khalifa was hired as the company’s Executive Vice President, Chief Financial Officer effective October 1, 2003.

(11)	$3,668 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Khalifa and $8,414 in transportation-related payments.

(12)	Mr. Ingram served as the company’s Senior Vice President, National Accounts from January 2005 through November 2005, when he was appointed Executive Vice President, Sales. He was the company’s Division Vice President, Sales from March 2003 to December 2004.

(13)	$3,972 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Ingram and $1,215 telephone allowance.

(14)	Mr. Starck served as the company’s Executive Vice President, Business Operations, from July 2003 to November 2005. He was appointed to the office of Executive Vice President, Customer Services in November 2005.

(15)	$3,668 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Starck and $8,930 in transportation-related payments.

(16)	$3,239 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Starck and $95,631 in a relocation assistance payment in connection with a relocation at the end of 2003.

(17)	$3,905 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Starck, $20,781 in net proceeds from the exercise of employee stock options and $25,000 in a relocation assistance payment in connection with a relocation at the end of 2003.

(18)	Mr. Domenico served as Apria’s Executive Vice President, Sales, from August 2001 through November 2005. Effective November 28, 2005, Mr. Domenico was no longer classified as an “executive officer” for Securities and Exchange Commission reporting purposes.

(19)	$3,668 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of Mr. Domenico, $8,800 in net proceeds from the exercise of employee stock options and $15,651 in transportation-related payments.

Summary of Option and Restricted Stock Grants
     The following tables provide information with respect to grants of stock options and restricted stock in 2005 to the Named Executive Officers, as well as Anthony S. Domenico, who was an executive officer until November 28, 2005.
Stock Option Grants Table

					Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total		Expiration	Annual Rates
	Underlying	Options Granted		Date of	of Stock Appreciation
	Options	to Employees in	Exercise	Options	for Option Term ($)
Name	Granted (1)	Fiscal Year	Price ($)	Granted	5%		10%
Lawrence M. Higby	100,000	15.50%	33.40	12/29/14	2,100,508		5,323,100
Lawrence A. Mastrovich	75,000	11.63%	33.40	12/29/14	1,575,381		3,992,325
Amin I. Khalifa	50,000	7.75%	33.40	12/29/14	1,050,254		2,661,550
W. Jeffrey Ingram	15,000	2.33%	33.40	12/29/14	315,076		798,465
Daniel J. Starck	20,000	3.10%	33.40	12/29/14	420,102		1,064,620
Anthony S. Domenico	20,000	3.10%	33.40	12/29/14 (2)	420,102	(2)	1,064,620	(2)

(1)	All of such options were granted under the 2003 Performance Incentive Plan and have a maximum term of 10 years from the respective date of grant. Each option’s vesting schedule was accelerated as described in “Accelerated Vesting of Certain Options” below. The options were granted on December 30, 2004 and were intended as compensation for the 2005 fiscal year. As to Messrs. Higby, Mastrovich, Khalifa and Domenico, such option grants were also disclosed in the company’s 2005 Proxy Statement dated March 25, 2005.

(2)	Pursuant to the terms of the applicable stock option agreement between the company and Mr. Domenico, the options granted to him in 2005 will terminate on April 3, 2006.
Restricted Stock Grants Table

		% of Total
		Restricted Stock
	Number of	Granted		Value of
	Shares	to Employees in	Vesting	Restricted Stock
Name	Granted (1)	Fiscal Year	Date (1)	on Date of Grant ($)
Lawrence M. Higby	80,000	30.26%	12/31/11	2,672,000
Lawrence A. Mastrovich	40,000	15.13%	12/31/11	1,336,000
Amin I. Khalifa	20,000	7.56%	12/31/11	668,000
W. Jeffrey Ingram	0	0%	—	0
Daniel J. Starck	10,000	3.78%	12/31/11	334,000
Anthony S. Domenico	10,000	3.78%	12/31/11 (2)	334,000 (2)

(1)	Vesting subject to continued employment through the vesting date and subject to acceleration if the company achieves a predetermined performance target for the three-year period ending December 31, 2007. The restricted stock was granted on December 30, 2004 and was intended as compensation for the 2005 fiscal year. As to Messrs. Higby, Mastrovich, Khalifa and Domenico, such restricted stock grants were also disclosed in the company’s 2005 Proxy Statement dated March 25, 2005.

(2)	Pursuant to the terms of the applicable restricted stock award agreement between the company and Mr. Domenico, the grant of 10,000 restricted stock units to Mr. Domenico was cancelled upon termination of his employment with the company on January 3, 2006.

Summary of Options and Restricted Stock Purchase Rights Exercised
     The following table provides information with respect to the exercise of stock options and restricted stock purchase rights during the 2005 fiscal year by the Named Executive Officers, as well as by Anthony S. Domenico, who was an executive officer until November 28, 2005, together with the fiscal year-end value of unexercised options and restricted stock purchase rights.
Aggregate Exercises in Last Fiscal Year and Fiscal Year-End Value

Number of Securities
			Underlying Unexercised		Value of Unexercised In-
	Shares		Options (1) at		The-Money Options (1) at
	Acquired on	Value	Fiscal Year-End		Fiscal Year-End (2)
	Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable
Name	(#)	($)	(#) / (#)		($) / ($)
Lawrence M. Higby	5,000	55,063	1,155,452 / 275,334		4,523,007 / 3,541,675
Lawrence A. Mastrovich	—	—	506,999 / 118,001		835,797 / 1,309,483
Amin I. Khalifa	—	—	212,125 / 36,500		132,375 / 618,005
W. Jeffrey Ingram	—	—	60,000 / 5,000		26,300 / 12,650
Daniel J. Starck	—	—	125,999 / 27,001		223,849 / 314,151
Anthony S. Domenico	20,000	8,800	162,666 / 25,334	(3)	260,315 / 322,635	(3)

(1)	Includes both options and restricted stock purchase rights.

(2)	Market value of the securities underlying all options and restricted stock purchase rights held at year-end, minus the exercise price of “in-the-money” options and restricted stock purchase rights. The market value of a share of Apria’s common stock at the close of trading on December 30, 2005, the last trading day of 2005, was $24.11.

(3)	Pursuant to the terms of the applicable stock option and restricted stock purchase right award agreements between the company and Mr. Domenico, (i) the vested portion of the options and restricted stock purchase rights granted to him in 2003, 2004, and 2005 will terminate on April 3, 2006 and (ii) the unvested portion of such options and restricted stock purchase rights terminated on January 3, 2006, the last day of his employment with the company.
Accelerated Vesting of Certain Options
     On November 30, 2005, when the closing price of a share of Apria’s common stock was $24.46, the Compensation Committee approved a resolution accelerating the vesting of all outstanding employee stock options with an exercise price greater than $26.00 per share. As a result of this action, options to purchase approximately 863,227 shares of Apria common stock (18.6% of the total outstanding options on November 30, 2005) became immediately exercisable, including an aggregate of 456,545 options held by executive officers. The decision to accelerate vesting of these “underwater” stock options was made to eliminate the compensation expense that Apria would have otherwise recognized in its Consolidated Statements of Income with respect to these options in connection with the adoption of SFAS 123R, which was effective January 1, 2006. SFAS 123R generally requires that all stock options and other share-based payments to employees be recognized as an expense at the time of vesting. More than half of the accelerated options would have vested according to their terms during 2006 and more than 77% would have vested by February 2007. More than 95% of the accelerated options had an exercise price of $30.20 or greater. As a result of the acceleration, Apria expects to reduce its future share-based compensation expense by approximately $7.6 million.
Compensation Committee Interlocks and Insider Participation
     From April 25, 2003, through the company’s 2005 Annual Meeting of Stockholders, the Compensation Committee consisted of Messrs. Lochner (Chairman), Anido and Ralph V. Whitworth, and Ms. Beverly Thomas.

Effective on completion of the 2005 Annual Meeting of Stockholders, Mr. Whitworth and Ms. Thomas were no longer Directors or members of the Compensation Committee and Ms. Jeri L. Lose was appointed to the Compensation Committee. Ms. Lose resigned from the Board of Directors and the Compensation Committee in June 2005. No member of the Compensation Committee (i) was an officer or employee of the company or any of its subsidiaries during his or her Board service in 2005, (ii) was formerly an officer of the company or any of its subsidiaries, or (iii) had any relationships requiring disclosure by the company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the executive officers serves, or during 2005 served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on the company’s Board of Directors or Compensation Committee.
EMPLOYMENT AND SEVERANCE AGREEMENTS
     Apria has employment agreements, non-disclosure/noncompetition agreements and/or severance agreements with the following Named Executive Officers and other persons listed in the Summary Compensation Table.
     Lawrence M. Higby. Pursuant to an Amended and Restated Employment Agreement which became effective February 12, 2002, Mr. Higby serves as Apria’s Chief Executive Officer. The agreement provides that Mr. Higby is to receive an annual salary of $600,000, subject to increases at the discretion of the Board of Directors or the Compensation Committee. Mr. Higby’s annual salary is currently $734,000. Mr. Higby is also entitled to participate in Apria’s annual bonus, incentive, 401(k) and other benefit programs generally available to executive officers of the company. The agreement also provides for (i) reasonable access to accountants for personal financial planning, (ii) an automobile allowance, (iii) reimbursement of certain other expenses and (iv) an indemnification of Mr. Higby on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.
     The company also has entered into a Nondisclosure and Noncompetition Agreement with Mr. Higby pursuant to which, if the company terminates Mr. Higby’s employment without cause, or if he terminates his employment with good reason, including upon a change in control (each as defined in the agreement), Mr. Higby shall be entitled to receive cash payments in exchange for the performance of certain agreements pertaining to nondisclosure and noncompetition following the termination. Payments under the Nondisclosure and Noncompetition Agreement are required to be made in 52 equal weekly installments following the termination, and shall equal, in the aggregate, three times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. The company shall be required to provide an office and secretarial support at a cost not to exceed $50,000 during the year following such a termination. In addition, 93,590 shares of the 150,000 share stock option grant issued to Mr. Higby in January 1998, will remain exercisable for a period of three years following such termination.
     Lawrence A. Mastrovich. Pursuant to an Amended and Restated Employment Agreement entered into as of October 20, 2005, Mr. Mastrovich serves as the company’s President and Chief Operating Officer. The Agreement may be terminated at any time by the company or by Mr. Mastrovich. The Agreement provides that Mr. Mastrovich’s salary shall be at least $375,000. Mr. Mastrovich’s annual salary is currently $500,000. Mr. Mastrovich is entitled to participate in Apria’s annual bonus, incentive, 401(k) and other benefit programs generally available to executive officers of the company. The agreement also provides for (i) reasonable access to accountants for personal financial planning, (ii) an automobile allowance, (iii) reimbursement of certain other expenses and (iv) an indemnification of Mr. Mastrovich on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.
     If the company terminates Mr. Mastrovich’s employment without cause, or if he terminates his employment with good reason (each as defined in the agreement), Mr. Mastrovich is entitled to receive a lump sum payment equal to two times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees obtaining certain post-employment medical insurance.
     Amin I. Khalifa. Pursuant to an Executive Severance Agreement dated April 23, 2004, Mr. Khalifa serves in a position and undertakes duties at Apria’s discretion. Mr. Khalifa currently serves as the company’s Executive Vice President, Chief Financial Officer. The agreement provides that Mr. Khalifa’s salary shall be at the company’s discretion.

His annual salary is currently $330,900. Mr. Khalifa is also entitled to participate in Apria’s stock option plans and all other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason (each as defined in the agreement), Mr. Khalifa is entitled to receive severance pay equal to the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees obtaining certain post-employment medical insurance. Such payments shall be payable in periodic installments over one year.
     Daniel J. Starck. Pursuant to an Executive Severance Agreement dated April 23, 2004, Mr. Starck serves in a position and undertakes duties at Apria’s discretion. Mr. Starck currently serves as the company’s Executive Vice President, Customer Services. The agreement provides that Mr. Starck’s salary shall be at the company’s discretion. His annual salary is currently $310,000. Mr. Starck is also entitled to participate in Apria’s stock option plans and all other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason (each as defined in the agreement), Mr. Starck is entitled to receive severance pay equal to the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees obtaining certain post-employment medical insurance. Such payments shall be payable in periodic installments over one year.
     W. Jeffrey Ingram. Pursuant to an Executive Severance Agreement dated March 14, 2006, Mr. Ingram serves in a position and undertakes duties at Apria’s discretion. Mr. Ingram currently serves as the company’s Executive Vice President, Sales. The agreement provides that Mr. Ingram’s salary shall be at the company’s discretion. His annual salary is currently $260,000. Mr. Ingram is also entitled to participate in Apria’s stock option plans and all other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason (each as defined in the agreement), Mr. Ingram is entitled to receive severance pay equal to the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees obtaining certain post-employment medical insurance. Such payments shall be payable in periodic installments over one year.
     Anthony S. Domenico. Mr. Domenico resigned as Apria’s Executive Vice President, Sales, on November 28, 2005. Pursuant to a Resignation and General Release Agreement dated December 29, 2005, and consistent with his Executive Severance Agreement with the company, Mr. Domenico is to receive from Apria (i) $251,206, to be paid on July 7, 2006, (ii) $753,617, to be paid in 39 equal bi-weekly installments over the 18-month period beginning on July 21, 2006, and ending January 4, 2008, each in the amount of $19,323.51 and (iii) all earned but unpaid vacation and holiday pay and all salary amounts earned but not yet paid, in exchange for the performance of certain agreements pertaining to nondisclosure and noncompetition following his resignation.

PERFORMANCE GRAPH
     The following graph shows the changes over the last five-year period in the value of $100 invested in (i) the common stock of Apria, (ii) the S&P 500 Stock Index, and (iii) the Peer Group Index (1)(2). The value of each investment is based on share price appreciation, with reinvestment of all dividends. The investments are assumed to have occurred at the beginning of the period presented.
Comparison of Five Year Cumulative Total Return
Among Apria Healthcare Group Inc.,
The S&P 500 Index and the Old and New Peer Group Index

	12/00	12/01	12/02	12/03	12/04	12/05
Apria Healthcare Group Inc.	100.00	84.00	74.76	95.70	110.76	81.04
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
Old Peer Group	100.00	106.27	112.30	109.66	157.41	155.70
New Peer Group	100.00	106.27	112.30	109.66	157.41	147.73

(1)	The old Peer Group Index is based on the cumulative total returns of the following companies: Coram Healthcare Corporation, American HomePatient, Inc., Lincare Holdings, Inc., and Option Care, Inc.

(2)	The new Peer Group Index is based on the cumulative total returns of the following companies: American HomePatient, Inc., Lincare Holdings, Inc., Option Care, Inc., and Rotech Healthcare, Inc. The company has selected a different Peer Group as a result of the fact that the stock of Coram Healthcare Corporation, a member of the Peer Group in past years, is no longer publicly traded and because a similar competitor, Rotech Healthcare, Inc., became listed on the Nasdaq in 2005.

     The only differences between the old Peer Group and the new Peer Group are (i) the elimination of Coram Healthcare Corporation from the new Peer Group, and (ii) the addition of Rotech Healthcare, Inc. to the new Peer Group.
     It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.
     The foregoing report of the Compensation Committee of the Board of Directors regarding compensation and the performance graph that appears above shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, or incorporated by reference in any document so filed.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s Directors and executive officers, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the company with copies of the reports they file.
     Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to Section 16(a) for transactions during the 2005 fiscal year.
INFORMATION REGARDING THE INDEPENDENT AUDITORS OF THE COMPANY
Independent Auditors and Fees
     Deloitte & Touche LLP was retained as the company’s independent registered public accounting firm for the 2005 fiscal year. As noted previously, a representative of Deloitte & Touche LLP will be present at the Annual Meeting, may make a statement and will be available to answer appropriate questions. The following table presents the aggregate fees billed by Deloitte & Touche LLP, for services provided during 2005 and 2004:

	2005 (4)(5)	2004 (4)(5)
Audit Fees (1)	$1,596,292	$1,748,922	(6)
Audit-Related Fees (2)	11,400	44,187
All Other Fees (3)	—	27,010

Total	$1,607,692	$1,820,119	(6)

(1)	Audit fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits and reviews of interim financial information. The audit fees for 2005 and 2004 include $790,245 and $906,551, respectively, in audit fees relating to internal controls. The audit fees for 2004 include $4,957 relating to a debt offering by the company.

(2)	Audit-related fees consisted primarily of fees paid for accounting and auditing consultation services and audits of the company’s employee benefits plans for the prior year and fees for services related to Sarbanes-Oxley readiness.

(3)	All other fees includes various fees not included in the above categories.

(4)	All audit and audit-related fees were approved by the Audit Committee.

(5)	The Audit Committee approves in advance all audit services, audit-related services and tax-related services provided by the company’s independent public accountants. Pursuant to the pre-approval policy adopted by the

Board of Directors in 2003, the Audit Committee also approves in advance all other services provided by the independent public accountants on a case-by-case basis. All engagements of Deloitte & Touche in 2005 and 2004 were pre-approved pursuant to the policy regardless of the size or nature of the engagement.

(6)	Includes $40,100 in audit fees billed by Deloitte & Touche LLP and paid by Apria after mailing of the Proxy Statement for the company’s 2005 Annual Meeting of Stockholders.
Independence
     The Audit Committee of the Board of Directors does not believe the fees billed by Deloitte & Touche LLP for non-audit services during 2005 are incompatible with maintaining the auditors’ independence.

ANNUAL REPORT; AVAILABILITY OF DOCUMENTS
Availability of Annual Report and Treatment of Stockholders Sharing Same Address
     The company’s 2005 Annual Report containing audited financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, accompanies this Proxy Statement. Unless the company has received a contrary request from the affected stockholders, only one copy each of this Proxy Statement and the Annual Report are being delivered to two or more stockholders sharing the same address. Upon written or oral request, Apria will send stockholders, promptly and without charge, a copy of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which the company has filed with the Securities and Exchange Commission, (ii) this Proxy Statement, (iii) its 2005 Annual Report to Stockholders, (iv) its Committee Charters referenced in this Proxy Statement, (v) its Code of Ethical Business Conduct, (vi) its Corporate Governance Guidelines, and (vii) its Policy Regarding Alternative Director Nominations by Stockholders. Copies of exhibits to the Annual Report on Form 10-K will also be provided upon written request and payment of a fee of $.25 per page plus postage. The aforementioned documents are also available on Apria’s website (www.apria.com), by following the links to “About Apria,” “Investor Relations” and “Corporate Governance.”
     Two or more stockholders who share the same address and receive multiple copies of Apria’s Annual Report to Stockholders and/or this Proxy Statement may make a written or oral request to receive only one copy of the company’s Annual Report and/or Proxy Statement.
     Any and all such requests described in this section should be directed to the Investor Relations Department, at the address of the company set forth on the first page of this Proxy Statement, or may be made by telephone by calling (949) 639-2415.
PROPOSALS OF STOCKHOLDERS
     For stockholder proposals to be considered for inclusion in the proxy materials for Apria’s 2007 Annual Meeting of Stockholders under Securities and Exchange Commission Rule 14a-8, they must be received by the Secretary of the company no later than November 26, 2006. For a Director nomination made in compliance with the company’s Policy Regarding Alternative Director Nominations by Stockholders to be considered timely, it must be received by the Secretary of the company no later than January 21, 2007 and no earlier than November 22, 2006. All other proposals will be deemed untimely unless submitted not less than 90 nor more than 150 days prior to the 2007 Annual Meeting.
OTHER MATTERS
     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders. By Order of the Board of Directors,
Robert S. Holcombe
Executive Vice President, General Counsel and Secretary
Lake Forest, California
March 28, 2006
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

EXHIBIT A
Section 303A.02, Independence Tests of the New York Stock Exchange Listed Company Manual:
No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.
In addition, a director is not independent if:
(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.
(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
(iii) (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.
(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.
(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

APRIA HEALTHCARE GROUP INC.
26220 ENTERPRISE COURT
LAKE FOREST, CALIFORNIA 92630
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The stockholder(s) whose name(s) appear(s) on the reverse side hereof appoint(s) Robert S. Holcombe and Doreen R. Bellucci, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Apria Healthcare Group Inc. (the “Company”) held of record by the undersigned on March 10, 2006, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Company’s Lake Forest, California Headquarters, 26220 Enterprise Court (Building 26210 - Sawgrass Room), Lake Forest, California, 92630, beginning at 8:00 A.M., local time on Friday, April 21, 2006, and at any adjournment thereof, as designated on the reverse side hereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

APRIA HEALTHCARE GROUP INC.

April 21, 2006

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND THE PROPOSAL LISTED BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. ELECTION OF DIRECTORS

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

NOMINEES:

O	Vicente Anido, Jr.
O	Terry P. Bayer
O	I.T. Corley
O	David L. Goldsmith
O	Lawrence M. Higby
O	Richard H. Koppes
O	Philip R. Lochner, Jr.
O	Mahvash Yazdi

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐

OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PRECEDING NOMINEES AND PROPOSAL. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

Signature of Stockholder                                                                   Date:

Signature of Stockholder                                                                   Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.